EXHIBIT 99.1

SE Global Equities Corp. PO Box 297, 1142 S. Diamond Bar Blvd Diamond Bar, CA 91765 United States of America 1-888-865-0901 ext. 322
OTCBB: SEGB	January 7, 2005

SE Global Announces Proposed Asset Acquisition

Diamond Bar, Calif., January 7, 2005 (PRIMEZONE) - SE Global Equities Corp. (OTCBB: SEGB) ("SEG"), a provider of technology and financial resources for international investors reports that it has signed an "Engagement Term Sheet" with Sun Media Investment Holdings Limited ("Sun Media") headquartered in Shanghai, China for the vend-in of assets into SEG among other business.

According to Sun Media, the selected assets to be vended in represent a current valuation of approximately US$320 million dollars, which will be supported by an independent business valuator's report. Under the terms and conditions of the "Engagement Term Sheet", SE Global Equities Corp. will issue approximately 320 million shares to Sun Media Investment Holdings Limited and other related parties involved in this transaction. In addition, Capital Alliance Group Inc. ("CAG"), the parent company of SEG, has agreed to sell 500,000 shares to Sun Media at US$0.90 per share. CAG will retain a total of 14 million shares in SEG. Sun Media is to pay CAG a cash deposit of US$150,000 to secure this share transaction on signing this agreement.

The parties will enter into a formal asset acquisition agreement with a closing date scheduled for March 2005 or earlier. Also, as set forth in the Engagement Term Sheet, SEG will undergo a 2:1 share consolidation prior to the closure of this transaction.

Upon completion of this transaction, the parties have agreed that SEG will enter into a management contract with CAG for 2 years in exchange for 250,000 post-consolidated shares as compensation. CAG and Sun Media will then enter into a pooling agreement on the closing of the transaction. The parties have also agreed that CAG will be granted an option to buy back SEG's existing investment business within two years of the closing this transaction.

The transaction will be subject to a formal due diligence review, the negotiation and entering into all necessary agreements, approval by SEG shareholders and its Board of Directors as well as receipt of all regulatory approvals which may be required.

About Sun Media

Sun Media Investment Limited is an investment group focusing on growth opportunities in media markets in Asia, particularly Greater China. Sun works to add value by creating and sustaining branded content platforms, which it can leverage across many different forms of media. Today, Sun Media Investment has activities in six strategic areas: television, news media, publishing, education, advertising and sports. In all, Sun Media Investment Holdings has direct interests in 11 media companies, through which it holds shares in more than 30 media operations, controlling no less than 60 media brands in 9 countries and 15 cities.

About SE Global Equities Corp

SE Global Equities Corp. offers a software platform that provides electronic low cost order routing of US securities through a licensed US securities broker-dealer to investors throughout most of the world. SE Global is not a securities dealer in its own right and has not sought such registration. All order routing and support services are provided by the individual alliance broker in compliance with local regulatory requirements. Not all securities, products or services described are available in all countries, and nothing herein is an offer or solicitation of securities products and services in any jurisdiction where their offer or sale is not qualified or exempt from registration.

For more information visit the company's website at www.SEGlobal.com

SE Global Equities Corp.

"Toby Chu"

Toby Chu

Chairman & C.E.O.

Investor Relations Contact: Mr. James Neil * N. America Toll Free: 1-888-865-0901 Ext.322 Email: investor@SEGlobal.com

This press release includes statements that may constitute "forward-looking" statements, usually containing the word "believe," "estimate," "project," "expect" "plan" "anticipate" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's product and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company disclaims any obligation to update these statements for revisions or changes after the date of this release.